Exhibit 3

Westpac Banking Corporation ABN 33 007 457 141
Group Secretariat Level 20, 275 Kent Street Sydney NSW 2000 Australia Phone +61 (0)2 8219 8990 Facsimile + 61 (0)2 8253 1215

4 May 2011

Company Announcements Platform

ASX Limited

20 Bridge Street

SYDNEY NSW  2000

Dear Sir / Madam

2011 INTERIM ORDINARY DIVIDEND

Amount and payment date

The Board of Westpac Banking Corporation (Westpac) today announced in its interim 2011 results announcement that it has determined to pay an interim dividend for the half year ended 31 March 2011 of 76 cents per fully paid ordinary share on 4 July 2011.

The dividend will be franked to the extent of 100% with Australian franking credits.

Record date

The dividend will be paid to all holders of Westpac ordinary shares who are registered on the share register as at the record date, being 5:00 pm on 20 May 2011 (or, for holders of American Depositary Receipts, 5:00 pm on 19 May 2011 in New York).

Ex-dividend date

The ex-dividend date is 16 May 2011.

Dividend Reinvestment Plan (DRP)

The Westpac Board has determined that, in relation to the 2011 interim dividend, the DRP will operate as follows:

•                  the Market Price at which shares are issued under the DRP will not include a discount; and

•                  the pricing period for setting the Market Price will be the 10 trading days commencing 24 May 2011.

The DRP discount and price terms are reviewed before each dividend payment and the DRP terms that will apply to future dividends will be announced to the ASX at the relevant times.

The DRP terms that apply to the dividend, and a complete copy of the DRP terms and conditions, can be found within the Shareholder Information section of Westpac’s website at www.westpac.com.au/investorcentre.

If shareholders wish to participate in the DRP for the upcoming dividend, or to change their level of participation, they must complete a DRP application or variation form and return it to Westpac’s share registry, Link Market Services, by no later than 5:00 pm (Sydney time) on 20 May 2011.

Yours sincerely

/s/ Rebecca Farrell
Rebecca Farrell
Group Company Secretary